EX-99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS ANNOUNCES FDA CLEARANCE FOR ISLEEP 20I
INTELLIGENT CPAP DEVICE AND LETTER OF INTENT TO
ACQUIRE SLEEP DIAGNOSTIC BUSINESS

          TOTOWA, N.J., FEBRUARY 8, 2007 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced two events regarding its Sleep Segment business unit.

          Breas Medical AB, Vital Signs’ Swedish manufacturer of CPAP and ventilation devices, received clearance from the U.S. Food and Drug Administration to market its new intelligent continuous positive airway pressure (CPAP) device, the iSleep 20i. This is a high performance, advanced version of a previously cleared Breas CPAP device that incorporates an enhanced “i-technology” detection algorithm that responds to subtle changes in the patient’s breathing patterns, before significant apnea events can occur. The technology is based on breathing pattern recognition by a neural network. The treatment can be effective at a reduced mean pressure level compared to conventional CPAP devices, as the pressure required by the patient normally varies during sleep and is adjusted accordingly. Most patients prefer lower treatment pressures.

          Vital Signs also announced an event affecting Sleep Services of America (SSA) by signing a letter of intent for the acquisition of a sleep service company in the Southeast performing approximately 3,000 sleep studies per year. This third letter of intent is in addition to the potential acquisition of the sleep service company that conducts approximately 5,000 studies per year in the Southeast and the CPAP provider in the Mid-Atlantic.

           “The clearance of the iSleep 20i allows us to provide our sleep centers with the full line of Breas CPAP devices. Combined with the letters of intent, these represent exciting developments for executing our sleep strategy,” commented Terry Wall President and CEO of Vital Signs.

          Vital Signs owns 70% of SSA, with the Johns Hopkins Health System Corporation owning 30%. Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care, interventional cardiology/radiology and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. Vital Signs is ISO 9001 certified and has CE Mark approval for its products. In 2006 Forbes Magazine named Vital Signs, Inc. as “one of the 200 Best Small Companies in America” based on financial criteria.

          All statements in this press release (including statements regarding the potential acquisitions, the likelihood of closing the transactions and the market receptivity to new products) other than historical statements constitute Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors, including issues uncovered in due diligence, difficulties that arise in negotiating definitive transaction documents, the ability to integrate new subsidiaries, the reaction of competitors and the risk factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30th, 2006.

VITL-G
FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President
or
William Craig, Chief Financial Officer
(973) 790-1330
http://www.vital-signs.com